As filed with the Securities and Exchange Commission on December 7, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENVISION HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	62-1493316
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1A Burton Hills Boulevard

Nashville, Tennessee 37215

(615) 665-1283

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

AMENDED AND RESTATED AMSURG CORP. 2014 STOCK AND INCENTIVE PLAN

AMSURG CORP. 2006 STOCK INCENTIVE PLAN, AS AMENDED

AMENDED AND RESTATED CDRT HOLDING CORPORATION STOCK INCENTIVE PLAN

ENVISION HEALTHCARE HOLDINGS, INC. 2013 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Craig A. Wilson, Esq.

Senior Vice President, General Counsel and Secretary

Envision Healthcare Corporation

6363 South Fiddlers Green Circle, 14th Floor

Greenwood Village, CO 80111

(303) 495-1200

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	10,829,753	$68.19	$738,480,857.07	$85,589.93

(1)	This Registration Statement covers the issuance of an aggregate of 10,829,753 shares of common stock, par value $0.01 per share (“Company Common Stock”), of Envision Healthcare Corporation, a Delaware corporation (“we,” “our,” “us,” “Envision,” or the “Company”). Immediately prior to the consummation of the Mergers (as defined in the Explanatory Note below), 2,343,868 shares of common stock, no par value (“AmSurg Common Stock”), of AmSurg Corp., a Tennessee corporation (“AmSurg”), were subject to outstanding equity-based awards or were reserved and available for issuance under the Amended and Restated AmSurg Corp. 2014 Equity and Incentive Plan and the AmSurg Corp. 2006 Stock Incentive Plan, as amended (collectively, the “AmSurg Plans”), and, as adjusted for the 0.334 exchange ratio (the “Exchange Ratio”), 8,485,885 shares of common stock, par value $0.01 per share (“Holdings Common Stock”), of Envision Healthcare Holdings, Inc., a Delaware corporation (“Holdings”), were subject to outstanding equity-based awards or were reserved and available for issuance under the Envision Healthcare Holdings, Inc. 2013 Omnibus Incentive Plan and the Amended and Restated CDRT Holding Corporation Stock Incentive Plan (collectively, the “Holdings Plans” and, together with the AmSurg Plans, the “Plans”).
(2)	Computed pursuant to Rule 457(h) solely for purposes of determining the registration fee, based upon an assumed price of $68.19 per share of the Registrant’s Common Stock, which is based on the average of the high sales price and low sales price per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on December 2, 2016.
(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) at a rate equal to $115.90 per $1,000,000 of the proposed maximum aggregate offering price. Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is offset by $16,422.18, representing the dollar amount of the filing fee previously paid by the Company that corresponds to 4,782,993 unsold shares registered pursuant to the Company’s Registration Statement on Form S-4 (File No. 333-212885) filed under the Securities Act on August 4, 2016 (the “Registration Statement”) and 38,185 unsold shares registered pursuant to Amendment No.2 to the Registration Statement filed on October 7, 2016. Accordingly, the filing fee transmitted herewith is $69,167.75.

EXPLANATORY NOTE

On December 1, 2016, pursuant to the Agreement and Plan of Merger, dated as of June 15, 2016 (the “Merger Agreement”), by and among the Company (formerly known as New Amethyst Corp.), AmSurg and Holdings, AmSurg and Holdings completed a strategic combination of their respective businesses. Pursuant to the Merger Agreement, AmSurg merged with and into the Company, with the Company continuing as the surviving corporation (“Merger 1”). Following Merger 1, Holdings merged with and into the Company, with the Company continuing as the surviving corporation (together with Merger 1, the “Mergers”).

Under the terms of the Merger Agreement, upon the consummation of the Mergers:

(i)	each outstanding option to purchase shares of AmSurg Common Stock was converted into an option to purchase shares of Company Common Stock, on the same terms and conditions as were in effect immediately prior to the consummation of the Mergers and remains outstanding subject to the same terms and conditions as were in effect immediately prior to the consummation of the Mergers;

(ii)	each outstanding AmSurg stock unit (including stock units subject to time-based and performance-based vesting conditions) was converted into a stock unit of the Company, on the same terms and conditions as were in effect immediately prior to the consummation of the Mergers and remains outstanding subject to the same terms and conditions as were in effect immediately prior to the consummation of the Mergers; provided that, outstanding stock units subject to performance-based vesting conditions granted on or after January 1, 2016 accelerated and settled into shares of AmSurg restricted stock pursuant to their terms immediately prior to the consummation of the Mergers; and

(iii)	each share of AmSurg restricted stock was converted into a share of restricted stock of the Company, on the same terms and conditions as were in effect immediately prior to the consummation of the Mergers and remains outstanding subject to the same terms and conditions as were in effect immediately prior to the consummation of the Mergers.

Under the terms of the Merger Agreement, upon the consummation of the Mergers:

(i)	each outstanding option to purchase shares of Holdings Common Stock was converted into an option to purchase shares of Company Common Stock, on the same terms and conditions as were in effect immediately prior to the consummation of the Mergers, subject to the Exchange Ratio (as defined herein and in the Merger Agreement), and remains outstanding subject to the same terms and conditions as were in effect immediately prior to the consummation of the Mergers; and

(ii)	each outstanding Holdings stock unit (including stock units subject to time-based and performance-based vesting conditions) was converted into a stock unit of the Company, on the same terms and conditions as were in effect immediately prior to the consummation of the Mergers, subject to the Exchange Ratio, and remains outstanding subject to the same terms and conditions as were in effect immediately prior to the consummation of the Mergers.

This Registration Statement is filed by the Company for the purpose of registering (i) 2,343,868 shares of Company Common Stock reserved and available for issuance under the AmSurg Plans that have been assumed by the Company in connection with the consummation of the Mergers and awards to be granted under the AmSurg Plans following the Mergers and (ii) 8,485,885 shares of Company Common Stock reserved and available for issuance under the Holdings Plans that have been assumed by the Company in connection with the consummation of the Mergers and awards to be granted under the Holdings Plans following the Mergers.

Part I

Information Required in the Section 10(a) Prospectus

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(1)	The Company’s Current Reports on Form 8-K, dated December 1, 2016 and December 7, 2016;

(2)	Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(3)	Holdings’ Proxy Statement on Schedule 14A filed March 23, 2016;

(4)	Holdings’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

(5)	Holdings’ Current Reports on Form 8-K, dated, February 26, 2016, May 5, 2016, June 16, 2016, June 16, 2016, July 29, 2016, September 6, 2016, September 7, 2016, November 10, 2016, November 16, 2016, November 17, 2016, November 28, 2016, December 1, 2016 and December 7, 2016;

(6)	AmSurg’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(7)	AmSurg’s Proxy Statement on Schedule 14A filed April 22, 2016;

(8)	AmSurg’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

(9)	AmSurg’s Current Reports on Form 8-K, dated February 5, 2016, May 27, 2016, June 16, 2016, August 4, 2016, August 8, 2016, August 18, 2016, September 6, 2016, September 8, 2016, November 10, 2016, November 10, 2016, November 16, 2016, November 17, 2016, November 28, 2016, December 1, 2016 and December 7, 2016; and

(10)	The description of the Company’s common stock contained in the Company’s registration statement on Form S-4 (File No. 333-212885) filed on August 4, 2016, including any amendments or reports filed for the purpose of updating such description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Envision Healthcare Corporation is incorporated under the laws of the state of Delaware.

Section 145(a) of the General Corporation Law of the State of Delaware (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our Board of Directors. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Nashville, State of Tennessee, on December 7, 2016.

ENVISION HEALTHCARE CORPORATION

By:	/s/ Claire M. Gulmi
Name:	Claire M. Gulmi
Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on December 7, 2016 by the following persons in the capacities indicated.

Signature	Title

/s/ Christopher A. Holden	Director, President and Chief Executive Officer (Principal Executive Officer)
Christopher A. Holden

/s/ Claire M. Gulmi	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Claire M. Gulmi

/s/ Kevin D. Eastridge	Chief Accounting Officer (Principal Accounting Officer)
Kevin D. Eastridge

/s/ William A. Sanger	Director, Executive Chairman
William A. Sanger

/s/ Michael L. Smith	Director
Michael L. Smith

/s/ James A. Deal	Director
James A. Deal

/s/ Ronald A. Williams	Director
Ronald A. Williams

/s/ John T. Gawaluck	Director
John T. Gawaluck

/s/ Carol J. Burt	Director
Carol J. Burt

/s/ Steven I. Geringer	Director
Steven I. Geringer

/s/ James D. Shelton	Director
James D. Shelton

/s/ Joey A. Jacobs	Director
Joey A. Jacobs

/s/ Leonard M. Riggs, Jr., M.D.	Director
Leonard M. Riggs, Jr., M.D.

/s/ Kevin P. Lavender	Director
Kevin P. Lavender

/s/ Richard J. Schnall	Director
Richard J. Schnall

/s/ Cynthia S. Miller	Director
Cynthia S. Miller

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description

3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 7, 2016).

3.2	Bylaws of the Company (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on December 7, 2016).

4.1	Amended and Restated AmSurg Corp. 2014 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to AmSurg’s Current Report on Form 8-K filed on May 27, 2016).

4.2	AmSurg Corp. 2006 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.2 to AmSurg’s Current Report on Form 8-K filed on November 22, 2013).

4.3	CDRT Holding Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.16 of Holdings’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2011).

4.4	Envision Healthcare Holdings, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.35 to Holding’s Registration Statement on Form S-1/A (No. 333-189292), filed July 31, 2013).

5.1	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of Deloitte & Touche LLP relating to AmSurg’s financial statements.

23.2	Consent of Ernst & Young LLP relating to Holdings’ financial statements.

23.3	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1 hereto).